                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  SCHEDULE 13G



                   (under the Securities Exchange Act of 1934)
                                (Amendment No. )*

                                    Andros Inc.
                               -------------------
                                (Name of Issuer)

                          Common Stock $0.01 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                    034528109
                                 ---------------
                                 (Cusip Number)


Check the following box if a fee is being paid with this statement [ X ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                      [Continued on the following page(s)]

                                Page 1 of 5 pages

CUSIP NO. 034528109                                      Page  2  of  5 Pages

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Schroder Capital Management International Inc. (SCMI)
           13-3048123
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  /    /

                                                        (b)  / X /
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

--------------------------------------------------------------------------------
    NUMBER OF     5   SOLE VOTING POWER
      SHARES          230,800
                 ---------------------------------------------------------------
   BENEFICIALLY   6   SHARED VOTING POWER
     OWNED BY           ----
                 ---------------------------------------------------------------
       EACH       7  SOLE DISPOSITIVE POWER
    REPORTING          230,800
                 ---------------------------------------------------------------
      PERSON
       WITH       8  SHARED DISPOSITIVE POWER
                       -----
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        230,800

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        5.02%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
              IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 034528109                                         Page 3 of 5 Pages

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Schroder Capital Management International Ltd.
           (SCMI Ltd.)
           (No IRS Identification No.)

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  /      /

                                                        (b)  /  X  /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
        United Kingdom

--------------------------------------------------------------------------------
    NUMBER OF     5   SOLE VOTING POWER
      SHARES          5,500
                 ---------------------------------------------------------------
   BENEFICIALLY   6   SHARED VOTING POWER
     OWNED BY         ----
                 ---------------------------------------------------------------
       EACH       7   SOLE DISPOSITIVE POWER
    REPORTING         5,500
                 ---------------------------------------------------------------
      PERSON      8   SHARED DISPOSITIVE POWER
       WITH           -----
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,500

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .12%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*
        IA

--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Cusip #    034528109                              Page 4 of 5 Pages

                                  SCHEDULE 13G

ITEM 1 (a):    NAME OF ISSUER:

               Andros Inc.

ITEM 2 (b):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES;

               Andros Inc.
               2332 Fourth Street
               Berkeley, CA  94710

ITEM 2 (a):    NAME OF PERSON FILING:

               See Item 1 of the First Cover Page attached hereto

ITEM 2 (b):    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               787 Seventh Avenue -34th Floor
               New York, NY  10019

ITEM 2 (c):    CITIZENSHIP:

               See Item 4 of the Cover Pages attached hereto

ITEM 2 (d):    TITLE OF CLASS OF SECURITIES:

               See Cover Pages attached hereto

ITEM 2 (e):    CUSIP NUMBER:
               See Cover Pages attached hereto

ITEM 3:        TYPE OF REPORTING PERSON:
               See Item 12 of the Cover Pages attached hereto

ITEM 4:        OWNERSHIP:

      (a)  See Item 9 of the Cover Pages attached hereto

      (b)  PERCENT OF CLASS:  See Item 11 of the Cover Pages attached hereto

      (c) For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of the Cover Pages attached hereto.

Cusip #  034528109                                          Page 5 of 5 Pages


                                  SCHEDULE 13G


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10.       CERTIFICATION:

                   By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:
                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February  9, 1996            By:         Schroder Capital Management
                                               International Inc.
                                   Signature:
                                              ---------------------------------
                                   Name/Title: Jane P. Lucas /
                                               Senior Vice President